Exhibit 10.4
FIRST AMENDED AND RESTATED
PROMISSORY NOTE

$4,700,000.00	Effective Date: January 13, 2010
FOR VALUE RECEIVED, FB S. PLAINS FINANCING, LLC, an Oklahoma limited liability company (“Borrower”), unconditionally promises to pay to the order of FIRST LIBERTY BANK (“Lender”), at 9601 N. May Avenue, Oklahoma City, OK 73120, or at such other place as may be designated in writing by the holder of this promissory note, the principal sum of FOUR MILLION SEVEN HUNDRED THOUSAND and 00/100 DOLLARS ($4,700,000.00), together with interest thereon at the rate hereinafter specified:
INTEREST RATE. Interest shall accrue on the outstanding principal balance of this loan at the rate of Wall Street Journal Prime Rate plus two percent (2.0%), adjusted quarterly on the first (1st) day of every January, April, July, and October of each year for the term of this loan. Interest on this Note shall be computed on the basis of a 360 day year. The Wall Street Journal Prime Rate (WSJP) means the prime rate as published in the “Money Rates” section of the Wall Street Journal, which rate is not necessarily the lowest rate of interest charged by the Lender. Notwithstanding the foregoing, the Interest Rate shall not at any time be less than seven percent (7.0%) per annum.
PAYMENT TERMS. Beginning on February 15, 2010, and on the fifteenth (15th) day of each month thereafter Borrower shall pay Lender monthly installment payments of principal and interest based upon a twenty (20) year amortization. Lender may adjust the monthly payments, as needed, to maintain the scheduled amortization period. On January 13, 2030, the Maturity Date, Borrower shall pay in full all of the outstanding principal and unpaid accrued interest.
PREPAYMENT PREMIUM: On any installment payment date additional payments may be made to be credited to principal. Borrower agrees to a prepayment premium of five percent (5.0%) of any additional principal amount paid in year one (1); four percent (4.0%) in year two (2); three percent (3.0%) in year three (3); two percent (2.0%) in year four (4); and one percent (1.0%) in year five (5). After the fifth year Borrower shall have the right to make any prepayment of principal without a premium cost. Prepayments shall be credited to installments of principal in the inverse order of their maturity. Monthly payments shall not be reduced as a result of any prepayments. To the extent permitted by law, the foregoing prepayment premium shall be payable regardless of whether the loan is prepaid voluntarily or involuntarily. Any prepaid amounts specified in a notice of prepayment, as aforesaid, shall become due and payable at the time provided in said notice.
LATE CHARGE/DEFAULT INTEREST: If any sum is not paid within ten (10) days of when due (“Grace Period”), the unpaid balance of this Note shall bear interest at a rate of four percent (4.0%) per annum greater than the per annum interest rate prevailing on this Note.
Capitalized terms used herein and not otherwise defined herein shall have the same meanings given to them in the Loan and Security Agreement of even date (“Agreement”).

The Lender’s records of advances and repayments will be prima facie evidence of the amount owed by the Borrowers to the Lender with respect to this Note, in the absence of manifest error.
This Note is executed, delivered, and accepted not in payment of but to modify the terms of that certain Promissory Note dated December 31, 2009, in the original principal amount of Four Million Seven Hundred Thousand and 00/100 Dollars ($4,700,000.00) (“Prior Note”).
All payments made upon this Note shall be applied first to the outstanding accrued interest, if any, through the date of payment and the balance, if any, to the principal balance due and owing under this Note.
Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Lender’s rights hereunder or under any instrument securing payment of this Note, Borrower shall pay the Lender its reasonable attorneys’ fees and all court costs and other reasonable expenses incurred in connection therewith.
It is expressly understood that time is of the essence of this Note, and subject to the Grace Period, if the Borrower shall fail to pay when due any amount payable under the provisions of this Note or upon the occurrence and continuance of an Event of Default under the Agreement, such event shall constitute a default hereunder (any of the foregoing being hereinafter referred to as “Default”). Upon Default (i) this Note and all other liabilities together with all accrued but unpaid interest hereon and thereon, at the option of the Lender, and without further notice, demand or presentment, or notice of intent to accelerate to the Borrower or any other person or party, may be declared, and thereupon immediately shall become, due and payable; and (ii) the Lender may exercise, from time to time, any and all other rights, remedies and recourses now or hereafter existing in equity, at law, herein or under the Loan Agreement or any other Loan Document (as defined in the Loan Agreement), by virtue of statute or otherwise, including but not limited to, all rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in the State of Oklahoma and the right to foreclose any and all liens and security interests securing this Note. Subject to any applicable Grace Period, this Note and all other liabilities of Borrower to Lender related to the loan evidenced hereby, at the option of Lender, may be accelerated, without further notice or demand of any kind in the event Borrower fails to make when due any payments to Lender as required herein or in the Loan Documents.
The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or circumstances, and no other provision of this instrument shall be affected thereby.

Borrower expressly stipulates and agrees that it is the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Note, or if Lender’s exercise of the option to accelerate the maturity of the Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents immediately shall be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the loan proceeds evidenced by the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Note does not exceed the maximum rate permitted under applicable law from time to time in effect and applicable to the Note for so long as the Note is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
This Note, to the extent of the full face amount hereof, evidences indebtedness of Borrower to Lender. This Note is issued by the Borrower as part of a commercial transaction and no part of this loan is for a personal use.
This Note is secured, inter alia, by the real and personal property described in the Loan Agreement and Loan Documents of even date covering certain real and personal property owned by Borrower and others.
This Note, the Loan Documents, and all other documents issued and executed in connection therewith shall be deemed to be a contract made under the laws of the State of Oklahoma and shall be construed by and governed in accordance with the laws of the State of Oklahoma.
Borrower hereby consents to the jurisdiction and/or venue of any state district court, or federal district court within the State of Oklahoma, as Lender may elect with respect to any action involving this Note.
BORROWER HEREBY VOLUNTARILY, AND KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN THE BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY RELATED LOAN DOCUMENT.

Borrower stipulates and agrees that the Lender may, at its sole discretion, assign this Note to any such person it may select, upon such terms and conditions as it may deem appropriate, and that such assignee shall thereafter become the holder of this Note and shall be entitled to enforce all rights, remedies, and other benefits which shall or may inure to the benefit of the Lender.
Borrower further stipulates, represents and agrees that this instrument evidences the valid, enforceable, and binding obligation of the Borrower to the Lender in accordance with the terms and provisions hereof, without any defense (as of the date of this Note) to the enforcement thereof, whether denominated as affirmative defense, offset, counterclaim, or otherwise, and whether at law or in equity. Borrower hereby waives all defenses (existing as of the date of this Note and/or based upon acts or omissions occurring prior to the date of this Note) to the enforcement of this Note.
IN WITNESS WHEREOF, Borrower has executed this instrument this 13th day of January, 2010, and made effective as of the date first above appearing.

“BORROWER”

FB S. PLAINS FINANCING, LLC,
an Oklahoma limited liability company

By:	FOXBOROUGH MANAGEMENT COMPANY, LLC,
an Oklahoma limited liability company,
Manager of FB S. Plains Financing, LLC

By:	/s/ Robert S. May

ROBERT S. MAY,
Manager of Foxborough Management Company, LLC